LAW OFFICES OF

                             DECHERT PRICE & RHOADS

                              1500 K STREET, N.W.
                           WASHINGTON, DC 20005-1208

                            TELEPHONE: (202)626-3300
                               FAX: (202)626-3334



December 18, 1997

Templeton Global Real Estate Fund
500 E. Broward Boulevard
Suite 2100
Ft. Lauderdale, Florida 33394


Dear Sirs:

As counsel for Templeton Global Real Estate Fund (the "Fund"),a business trust formed under the laws of Massachusetts, we are familiar with the Fund's registration under the Investment Company Act of 1940 and with the registration statement relating to its shares of beneficial interest (the "Shares") under the Securities Act of 1933 (File No. 33-30018) (the "Registration Statement"). We also have examined such other organizational records, agreements, documents and instruments as we deemed appropriate.

Based upon the foregoing, it is our opinion that the Shares registered pursuant to the Fund's Registration Statement will, when sold at the public offering price and delivered by the Fund against receipt of the net asset value of the Shares in accordance with the terms of the Registration Statement and the requirements of applicable law, have been duly and validly authorized, legally and validly issued, and fully paid and non-assessable by the Trust.

We consent to the filing of this opinion in connection with Post-Effective Amendment No.12 which is filed under the Securities Act of 1933 on behalf of the Fund with the Securities and Exchange Commission.


Very truly yours,


/s/DECHERT PRICE & RHOADS